 Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Rosehill Resources, Inc.

Houston, Texas

We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement of our report dated March 6, 2017, relating to the carve-out financial statements of the assets and liabilities of the business to be contributed by Tema Oil and Gas Company to Rosehill Operating Company, LLC appearing in the Company’s Definitive Proxy Statement on Schedule 14A dated April 12, 2017.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ BDO USA, LLP

Houston, Texas

June 13, 2017